UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2010 (August 16, 2010)
Cardtronics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

3250 Briarpark, Suite 400, Houston, Texas	77042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 308-4000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On August 16, 2010, a lawsuit was filed in the United States District Court for the District of Delaware entitled Automated Transactions LLC v. IYG Holding Co., et al., but as of the filing of this Current Report we have not been served. The lawsuit names our wholly-owned subsidiary, Cardtronics USA, Inc., as one of the defendants. The lawsuit alleges that we and the other defendants have infringed on certain of the plaintiff’s patents by providing retail transactions to consumers through our automated teller machines. The allegations raised by the plaintiff in this suit appear to be similar to the allegations made in a suit filed in 2006. Our supplier in that case agreed to indemnify us against the plaintiff’s claims.
     The plaintiff is seeking a permanent injunction, damages, treble damages and costs, including attorney’s fees and expenses. We believe that we have meritorious defenses to the plaintiff’s claims and we further believe that we are entitled to indemnification from our suppliers under statutory law. While we intend to defend the lawsuit vigorously, we cannot currently predict the outcome of this lawsuit, nor can we predict the amount of time and expense that will be required to resolve the lawsuit. An unfavorable resolution of this litigation could adversely impact our financial position and results of operation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDTRONICS, INC.
By:	/s/ J. Chris Brewster
J. Chris Brewster,
Chief Financial Officer

Dated: August 18, 2010